EXHIBIT 10.77

INDEPENDENT AGENT AGREEMENT

THIS AGREEMENT effective as of the 26th day of October, 2017 by and between Cool Technologies, Inc., a Nevada corporation with offices at 8875 Hidden River Parkway, #300, Tampa, FL 33637 (collectively hereinafter the "Company") and Barron and Associates, LLC., a Nevada Corporation located at 5636 Donald Road, Las Vegas , Nevada 89131 USA (collectively hereinafter "Agent").

1.	Engagement of Agent. The Company hereby engages the Agent to perform the services that are described in Section 2, and the Agent hereby accepts such engagement.

2.	Duties of Agent.

a.	Description of Duties. The Company hereby engages the Agent as its agent for generating Revenue, and Investment Funding, for Company from various organizations including investment funds, end-users, channel partners, integrators, and OEMs (“Customers”). Revenue shall be defined as invoiced Net Revenue (invoiced Total Revenue minus taxes, duties, shipping, and return material authorizations “RMA’s”). Company shall enter into a direct relationship with Customers, determine their creditworthiness, and shall have the sole discretion on whether to accept or reject any transaction. All purchase orders shall be made payable to Company at its place of business.

b.	Agent Support. Company will provide the following support for the benefit of Agent as requested and mutually agreed upon: sales tools, including price lists, product literature, corporate identity tools and presentation materials; e-mail on Company’s system, business cards; copies of customer orders, invoices, and reports upon request; commission statements.

c.	Company Support. Agent must adhere to any applicable customer registration programs, status reports, and forecasting requirements.

d.	Advertising. The Agent shall not solicit through any paid or unpaid advertising in media of any kind using the Company name or logo, whether in electronic or printed format, without the prior approval of the Company.

3.	Independent Agent Status. The Agent is an independent Agent. The Agent shall be free to exercise its own judgment as to the persons whom it will use to assist it in the performance of its services and whom it will hire as employees or agents, and the time, place and manner of rendering its services, including arranging for others to provide services directly to the Company. Agent shall be liable for all general and indirect expenses which it incurs in connection with the performance of its duties hereunder and for any and all damages which may arise from its conduct and that of its agents and employees. None of the agents and employees of the Agent shall be construed as agents, employees or representatives of the Company. The Agent shall have no authority to bind the Company in any manner whatsoever.

4.	Compensation. Subject to the terms and conditions hereof, the Company shall pay Agent per the terms in Exhibit A.

5.	Representations and Covenants of Agent and Company to each Other.

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a.	The Agent and Company shall each comply with all rules and regulations of any domestic and/or foreign regulatory authorities which may be applicable to the activities of the Agent and the Company. Furthermore, the Agent shall comply with all reasonable policies, practices and procedures established by Company.

b.	The Agent represents that none of the events described below have occurred during the past ten (10) years with respect to the Agent or any of his agents or employees: (i) a petition under any foreign or federal bankruptcy laws or any foreign or state insolvency law was filed by or against, or a receiver or fiscal agent was appointed by a court for the business or property of, (A) such person (B) any partnership in which either was a general partner (or an executive officer of a general partner) at or within two (2) years before the time of such filing, or (C) any corporation or business association of which either was an executive officer at or within two (2) years before the time of such filing; (ii) such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses). The foregoing representations shall not include all offenses previously disclosed.

6.	Termination of Agreement. Either party may terminate this Agreement at any time upon actual breach or default by the other party in the performance of its obligations and duties under this Agreement and failure of the defaulting party to cure the same with fifteen (15) day "cure period". Either party may terminate this agreement at any time without cause. Upon termination of this Agreement by either party, Agent shall accrue and receive commissions to which Agent would normally be entitled according to the provisions of Exhibits A. Upon termination, Agent shall immediately return or destroy all copies of the Confidential Information, and any other materials provided, but the remaining terms and obligations of these Terms and Conditions shall otherwise survive.

7.	Nondisclosure and Nonuse of Confidential Information. During the term of this Agreement, it may be necessary for the Company to provide the Agent with access to certain proprietary information, the nature of the services and products offered by the Company, and the manner in which the Company operates (collectively the "Proprietary Information"). Such information is confidential and is considered a trade secret by the Company. It is expressly understood that the existence of this Agreement, and the terms and conditions negotiated with sourced entities, shall be considered Confidential Information. The Company and the Agent shall: (a) not disclose the Proprietary Information of each other to others; (b) not use the Proprietary Information for any reason except as necessary for the performance of their respective duties; (c) not copy or otherwise produce any documents regarding the Proprietary Information except as necessary for the performance of their respective duties, or divulge such documents to others; (d) upon the termination of this Agreement, the Company and the Agent shall promptly deliver to each other all documents, letters, notes, notebooks, reports and other materials of a confidential nature relating to the business of each other which is in their possession or control; and (e) take additional reasonable actions necessary to ensure the confidentiality of the Proprietary Information, including, without limitation, obtaining written non-disclosure agreements from employees, agents and third parties to whom the Proprietary Information is disclosed. Notwithstanding anything to the contrary that is contained in this Agreement, the Agent and the Company may disclose Proprietary Information solely to the extent that: (a) the Agent or the Company is authorized in writing to do so by the other; (b) disclosure is required by any applicable law, in the reasonable opinion of legal counsel to the parties, or court decision or other regulatory or competent authority; (c) the Proprietary Information is otherwise public information. The Agent and the Company will promptly notify each other in the event that any Proprietary Information is no longer confidential. The obligations of confidentiality contained in this Section 5 shall survive the termination of this Agreement. The Agent and the Company acknowledge and agree that the other party would be irreparably damaged in the event that the provisions of this Section 5 were not performed in accordance with their respective terms or were otherwise breached and monetary damages would not provide an adequate or sufficient remedy in such event. Accordingly, it is agreed that the Company or the Agent, as the case may be, shall be entitled to equitable relief (e.g., injunctive relief and specific performance) to enforce the provisions contained in this Section 5 in addition to any other remedy, including monetary damages, that may be available at law or in equity.

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8.	Indemnification. Agent and Company shall promptly indemnify and hold the other party harmless from any liability, including any attorneys' fees and any and all other expenses, incurred by the other party as a result of the breach of this Agreement by the other party or any negligent acts or omissions of the other party and its employees and agents.

9.	Notices. Whenever any notice or other communication is required to be given pursuant to this Agreement, such notice shall be given in writing and shall be delivered, in person, by electronic means, and/or by courier, return receipt requested, to the address of the party set forth at the beginning of this Agreement, or to such other address as either party hereto may give in accordance with the provisions of this Agreement.

10.	Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, and any dispute arising under this Agreement shall lie solely with the federal or state courts in and for Clark County, Nevada, USA.

11.	Entire Agreement; Waiver. This Agreement contains the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No modification, amendment, waiver or alteration of this Agreement or any of the provisions hereof shall in any event be effective unless the same shall be in a written document executed by both parties. Any such waiver shall be effective only in the specific instance and for the specific purpose for which given.

12.	Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their heirs, successors, assigns and legal representatives. The rights and duties of the Agent are not assignable without the prior written consent of the Company.

13.	Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

14.	Waiver of Jury Trial. As part of the consideration for entering into this Agreement, the Company and the Agent each waive their rights to trial by jury.

15.	Litigation Costs. In the event of any litigation arising out of this Agreement or the transactions contemplated hereby, all reasonable costs and expenses incurred in connection with such litigations, including, without limitation, costs and attorneys' fees incurred at the trial court level, in pursuance of costs and attorneys' fees, witnesses' traveling expenses and expert witness fees of the prevailing party following and including any and all appeals, shall be reimbursed by the non-prevailing party promptly upon demand.

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16.	Dispute Resolution/ Mediation/Arbitration. Each party will allow the other reasonable opportunity to comply before it claims that the other has not met its obligations under this Agreement. The parties will attempt in good faith to resolve all disputes, disagreements, or claims between the parties relating to this Agreement before taking legal action. Furthermore, both parties will identify and agree upon a mediator within 30 days or petition the Superior Court of Clark County, Nevada to appoint a mediator to settle the claim. Any party that fails to participate in this process in good faith waives their right to any attorneys' fees, litigation fees, cost of expert services and any and all other expenses, incurred by the other party as a result of the breach of this Agreement by the other party or any negligent acts or omissions of the other party and its employees and Agents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company		Agent

By:	/s/ Timothy Hassett	By:	/s/ Elizabeth F. Myers
	Timothy Hassett		Elizabeth F. Myers
Title:	CEO	Title:	Managing Partner

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EXHIBIT A - COMPENSATION

1.	Commissions. Company agrees to pay Agent a portion of the cash proceeds from a customer as a percentage of the Net Revenue (“Commissions”). Specific Commissions rates are defined as follows:

Commission Rate for Registered Opportunities after date of initial order
Months 1-18	Months 19+
10%	5%

Commissions will be earned on the date invoice is paid in full to the company.

2.	The Agent will be eligible to receive blocks of warrants on a sliding scale for each agreement in principle accepted and signed by the Company. For each of the first two agreements accepted by the Company, the Agent will be eligible to receive a warrant to purchase 1,000,000 shares of restricted common stock. For each subsequent agreement, the block of warrants that the Agent will be eligible to receive will be reduced by half. Upon signing this agreement and signing of the Jatropha

Therefore, for the third agreement in principle accepted by the Company, the agent will be eligible to receive a warrant for 500,000 shares of restricted common stock. For the fourth agreement, he will be eligible to receive a warrant for 250,000 shares of restricted common stock. The scale shall continue to slide downward until a floor of 25,000 shares is reached. For each agreement in principle accepted after the floor is reached, the Agent will be eligible to receive a warrant for 25,000 shares of restricted common stock.

The exercise price of the first warrant will be $0.05. The exercise price for each subsequent warrant will equal the closing price of the Company’s common stock on the day the agreement in principle is accepted and signed by the Company’s CEO. The warrants will be paid out on each $250,000 of net revenue shipped by the company in fulfillment of the respective agreement in principle

3.	Compensation after Termination. Upon termination of this Agreement by either party (“Effective Date of Termination”), Agent shall accrue commissions to which Agent would normally be entitled for all orders invoiced up to six (6) months after the Effective Date of Termination (“Period of Termination”).

Payment shall be made on accrued commissions only after receipt of payment by Company.

Company agrees to reimburse Agent for approved expenses within 30 days of termination.

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